Exhibit 99.1

BRIGHTVIEW REPORTS SECOND QUARTER FISCAL 2024 RESULTS, REAFFIRMS MIDPOINT 2024 EBITDA GUIDANCE AND RAISES FREE CASH FLOW AND MARGIN GUIDANCE

BLUE BELL, PA, May 1, 2024 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the second quarter ended March 31, 2024.

SECOND QUARTER FISCAL 2024 SUMMARY

•
Total revenue increased 3.5% year-over-year to $672.9 million,
•
Net income increased 253% year-over-year to $33.7 million, Net income margin expansion of 840 basis points,
•
Adjusted EBITDA2 increased 38.5% year-over-year to $64.8 million, Adjusted EBITDA margin2 expansion of 240 basis points,
•
Year-to-date Net cash provided by operating activities of $109.5 million, an increase of $54.5 million,
•
Year-to-date free cash flow2 of $89.4 million, an increase of $73.5 million,
•
Recorded $43.9 million gain on divestiture of non-core U.S. Lawns Business.

COMPANY UPDATES FISCAL YEAR 2024 GUIDANCE1

	Prior Guidance	Updated Guidance
Total Revenue	$2.825 - $2.975 billion	$2.740 - $2.800 billion
Adjusted EBITDA[2]	$310 - $340 million	$315 - $335 million
Adj. EBITDA Margin[2]	+40bps to +80bps	+90bps to +130bps
Free Cash Flow[2]	$45 - $75 million	$55 - $75 million

“During the quarter we continued to advance our strategy on profitable growth and a unified go-to-market offering under One BrightView. Our ability to deliver on these key initiatives resulted in an increase in revenue, and robust EBITDA growth and margin expansion,” said BrightView President and Chief Executive Officer Dale Asplund. “I am pleased to report we are reaffirming our breakthrough EBITDA guidance for fiscal 2024, while raising our Free Cash Flow guidance. Our ongoing commitment to investing in our employees, prioritizing the customer, and enhancing our operating structure, including the unwinding of non-core businesses, is making BrightView a stronger company that is better positioned to service our customers.”

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1 For assumptions underlying the prior and updated fiscal year 2024 guidance, see the Q2 2024 presentation at investor.brightview.com

2 Adjusted EBITDA, Adjusted EBITDA margin, and Free cash flow, are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” section for more information. The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA to net income (loss), Adjusted EBITDA margin to net income (loss) margin, or Free cash flows to Cash flows provided by operating activities, their corresponding GAAP measures, because the respective GAAP measures that are excluded from the non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as items discussed below. Additionally, information that is currently not available to the Company could have a potentially unpredictable & potentially significant impact on its future GAAP financial results.

Fiscal 2024 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended March 31,			Six Months Ended March 31,
($ in millions, except per share figures)	2024	2023	Change	2024	2023	Change
Revenue	$672.9	$650.4	3.5%	$1,299.6	$1,306.3	(0.5%)
Net Income (Loss)	$33.7	$(22.0)	253.2%	$17.3	$(40.9)	142.3%
Net Income (Loss) Margin	5.0%	(3.4%)	840 bps	1.3%	(3.1%)	440 bps
Adjusted EBITDA	$64.8	$46.8	38.5%	$111.5	$95.3	17.0%
Adjusted EBITDA Margin	9.6%	7.2%	240 bps	8.6%	7.3%	130 bps
Adjusted Net Income (Loss)	$16.9	$(6.7)	352.2%	$20.0	$(8.0)	350.0%
Basic Earnings (Loss) per Share	$0.17	$(0.23)	173.9%	$(0.01)	$(0.44)	97.7%
Weighted average number of common shares outstanding	94.4	93.5	1.0%	94.2	93.4	0.9%
Adjusted Earnings (Loss) per Share	$0.11	$(0.07)	257.1%	$0.13	$(0.09)	244.4%
Adjusted weighted average number of common shares outstanding	148.7	93.5	59.0%	148.0	93.4	58.5%

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, and Adjusted weighted average number of common shares outstanding are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information. Basic Earnings (Loss) per Share is determined by dividing Net Income (Loss) available to common shareholders by the Weighted average number of common shares outstanding. Net income (Loss) available to common shareholders is calculated as Net Income (Loss) less dividends declared on Series A Convertible Preferred Shares and Earnings allocated to Convertible Preferred Shares

For the second quarter of fiscal 2024, total revenue increased 3.5% to $672.9 million driven by a $34.3 million year over year increase in snow removal revenue, and an $8.8 million of increased revenue from our development services revenue. These increases were partially offset by a $21.5 million decrease in our commercial landscaping business.

For the three months ended March 31, 2024, Adjusted EBITDA increased by $18.0 million to $64.8 million representing a 240 basis point increase in Adjusted EBITDA margin. The increase was due to the increased revenue described above combined with successful cost management due to ongoing cost management initiatives focused on payroll and overhead costs and reduction in non-core businesses.

For the six months ended March 31, 2024, total revenue decreased 0.5% to $1,299.6 million driven by a $40.4 million decrease in our commercial landscaping business. The decrease was partially offset by an $19.8 million of increased revenue from our development services revenue and a $12.1 million increase in snow removal revenue compared to the prior year.

During the first half of 2024, Adjusted EBITDA increased by $16.2 million to $111.5 representing a 130 basis point expansion of Adjusted EBITDA margin. The increase was due to successful cost management initiatives focused on payroll and overhead costs, partially offset by decreased revenue described above.

Fiscal 2024 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended March 31,			Six Months Ended March 31,
($ in millions)	2024	2023	Change	2024	2023	Change
Landscape Maintenance	$337.4	$359.0	(6.0%)	$740.1	$780.5	(5.2%)
Snow Removal	$173.1	$138.8	24.7%	$212.7	$200.6	6.0%
Total Revenue	$510.5	$497.8	2.6%	$952.8	$981.1	(2.9%)
Adjusted EBITDA	$66.5	$51.7	28.6%	$108.5	$102.2	6.2%
Adjusted EBITDA Margin	13.0%	10.4%	260 bps	11.4%	10.4%	100 bps
Capital Expenditures	$8.8	$12.7	(30.7%)	$16.5	$36.7	(55.0%)

For the second quarter of fiscal 2024, revenue in the Maintenance Services Segment increased by $12.7 million, or 2.6%, from the 2023 period. The increase was principally driven by a $34.3 million increase in snow removal services revenue, primarily due to lower snowfall in the prior period3. Partially offsetting this was a decrease of $21.6 million, or 6.0%, in underlying commercial landscape services, underpinned by strategic reductions of non-core businesses and reduced ancillary services.

Adjusted EBITDA for the Maintenance Services Segment for the three months ended March 31, 2024 increased by $14.8 million to $66.5 million from $51.7 million in the 2023 period. Segment Adjusted EBITDA Margin increased 260 basis points, to 13.0%, in the three months ended March 31, 2024, from 10.4% in the 2023 period. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were principally driven by the increase in revenues described above and lower labor costs as a result of the Company's cost management initiatives.

For the six months ended March 31, 2024, Maintenance Services net service revenues decreased by $28.3 million, or 2.9%, from the 2023 period. The decrease was principally driven by a $40.4 million, or 5.2%, decrease in underlying commercial landscape services, largely underpinned by a decline in our Ancillary services business. This was partially offset by a $12.1 million increase in snow removal services revenue, primarily due to higher snowfall than in the prior period3.

Adjusted EBITDA for the Maintenance Services Segment for the six months ended March 31, 2024 increased by $6.3 million to $108.5 million from $102.2 million in the 2023 period. Segment Adjusted EBITDA Margin increased 100 basis points, to 11.4%, in the six months ended March 31, 2024, from 10.4% in the 2023 period. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were principally driven by lower labor costs as a result of the Company's cost management initiatives partially offset by the decrease in maintenance services revenue described above.

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3 As defined by the National Oceanic Atmospheric Administration, U.S. Department of Commerce (“NOAA”) for the Company's footprint during the respective three and six month periods

Development Services - Operating Highlights
	Three Months Ended March 31,			Six Months Ended March 31,
($ in millions)	2024	2023	Change	2024	2023	Change
Revenue	$164.4	$155.6	5.7%	$349.7	$329.9	6.0%
Adjusted EBITDA	$14.4	$13.1	9.9%	$34.0	$29.6	14.9%
Adjusted EBITDA Margin	8.8%	8.4%	40 bps	9.7%	9.0%	70 bps
Capital Expenditures	$3.1	$2.7	14.8%	$4.3	$4.7	(8.5%)

For the second quarter of fiscal 2024, revenue in the Development Services Segment increased by $8.8 million, or 5.7%, compared to the 2023 period. The increase was driven by an increase in Development Services project volumes.

Adjusted EBITDA for the Development Services Segment for the three months ended March 31, 2024 increased $1.3 million, to $14.4 million, compared to the 2023 period. Segment Adjusted EBITDA Margin increased 40 basis points, to 8.8% for the quarter from 8.4% in the 2023 period. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were primarily driven by the increase in revenues described above.

For the six months ended March 31, 2024, revenue in the Development Services Segment increased $19.8 million, or 6.0%, compared to the 2023 period. The increase was primarily driven by an increase in Development Services project volumes.

Adjusted EBITDA for the Development Services Segment for the six months ended March 31, 2024 increased $4.4 million, to $34.0 million in the 2023 period. Segment Adjusted EBITDA Margin increased 70 basis points, to 9.7% for the period from 9.0% in the 2023 period. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were primarily driven by the increase in revenues described above coupled with savings primarily from the Company's cost management initiatives.

Total BrightView Cash Flow Metrics
	Six Months Ended March 31,
($ in millions)	2024	2023	Change
Net Cash Provided by Operating Activities	$109.5	$55.0	99.1%
Free Cash Flow	$89.4	$15.9	462.3%
Capital Expenditures	$22.7	$42.7	(46.8%)

Net cash provided by operating activities for the six months ended March 31, 2024 increased $54.5 million, to $109.5 million, from $55.0 million in the 2023 period. This increase was due to increases in cash provided by accounts receivable and unbilled and deferred revenue and an increase in net income. This was partially offset by a decrease in the cash provided by other operating assets and an increase in cash used by accounts payable and other operating liabilities.

Free Cash Flow increased $73.5 million to $89.4 million for the six months ended March 31, 2024 from $15.9 million in the prior year. The increase in Free Cash Flow was due to an increase in net cash provided by operating activities coupled with a decrease in cash used for capital expenditures, as described below.

For the six months ended March 31, 2024, capital expenditures were $22.7 million, compared with $42.7 million in the prior year. The Company also generated proceeds from the sale of property and equipment of $2.6 million and $3.6 million during the six months ended March 31, 2024 and 2023, respectively. Net of the proceeds from the sale of property and equipment, net capital expenditures represented 1.5% of revenue in the six months ended March 31, 2024, a decrease of 145 bps compared to 3.0% for the six months ended March 31, 2023.

Total BrightView Balance Sheet Metrics
($ in millions)	March 31, 2024	September 30, 2023	March 31, 2023
Total Financial Debt[1]	$931.2	$937.5	$1,409.3
Minus:
Total Cash & Equivalents	177.3	67.0	11.0
Total Net Financial Debt[2]	$753.9	$870.5	$1,398.8
Total Net Financial Debt to Adjusted EBITDA ratio[3]	2.4x	2.9x	5.0x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of March 31, 2024, the Company’s Total Net Financial Debt was $753.9 million, a decrease of $116.6 million compared to $870.5 as of September 30, 2023. The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 2.4x as of March 31, 2024, compared to 2.9x as of September 30, 2023.

Conference Call Information

A conference call to discuss the second quarter fiscal 2024 financial results is scheduled for May 2, 2024, at 8:30 a.m. ET. The U.S. toll free dial-in for the conference call is (833) 470-1428 and the international dial-in is +1 (404) 975-4839. The Conference Access Code is 145945. A live audio webcast of the conference call will be available on the Company’s investor website https://investor.brightview.com, where presentation materials will be posted prior to the call.

A replay of the call will be available until 11:59 p.m. ET on May 16, 2024. To access the recording, dial (866) 813-9403 (Access Code 529187). A link to the current Earnings Call slides can be found at investor.brightview.com.

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains some of the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on X (formerly known as Twitter), Facebook, and LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provision of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts included in this press release, including statements concerning our plans, objectives, goals, beliefs, business outlook, business trends, expectations regarding our industry, strategy, future events, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management and other information, may be forward-looking statements.

Words such as “outlook,” “guidance,” “projects,” “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “continues,” or “anticipates,” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, or guarantees of future performance and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved, and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this press release. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Some of the key factors that could cause actual results to differ from our expectations include risks related to: general business, economic, and financial market conditions; increases in raw material costs, fuel prices, wages and other operating costs, and changes in our ability to source adequate supplies and materials in a timely manner; competitive industry pressures; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; the failure to enter into profitable contracts, or maintaining customer contracts that are unprofitable; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; the possibility that the anticipated benefits from our business acquisitions will not be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of acquired businesses’ operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the potential impact on revenues and profitability caused by any disposition of assets or discontinuation of business lines; the seasonal nature of our landscape maintenance services; our dependence on weather conditions and the impact of severe weather and climate change on our business; disruptions in our supply chain and changes in our ability to source adequate supplies and materials in a timely manner; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; the level, timing and location of snowfall; our ability to retain or hire our executive management and other key personnel, and particularly reflecting competition for talent in light of non-compete rulemaking and legislation; our ability to attract and retain field and hourly employees, trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health, safety, transportation and the associated financial impact of such regulations; environmental, health and safety laws and regulations, including regulatory costs, claims and litigation related to the use of chemicals and pesticides by employees and related third-party claims; the distraction and impact caused by litigation, adverse litigation judgments and settlements resulting from legal proceedings; tax increases and changes in tax rules; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; compliance with data privacy requirements; our ability to adequately protect our intellectual property; restrictions imposed by our debt agreements that limit our flexibility in operating our business; Increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; risks related to counterparty credit worthiness or non-performance of the derivative financial instruments we utilize; any future sales, or the perception of future sales, by us or our affiliates, which could cause the market price for our common stock to decline; the ability of KKR BrightView Aggregator L.P., Birch-OR Equity Holdings, LLC and Birch Equity Holdings, LP, which collectively hold approximately 70.5% of our shares as of March 31, 2024, to exert significant influence over us; the fact that the holders of our Series A Preferred Stock may have different interests from and vote their shares in a manner deemed adverse to, holders of our common stock; the dividend, liquidation, and redemption rights of the holders of our Series A Preferred Stock; occurrence of natural disasters, terrorist attacks, or other external events; occurrence of a pandemic or other public health emergency; inflation, geopolitical conflicts, recession, financial market disruptions and other economic conditions; our ability to pursue and achieve our environmental, social and corporate governance goals and targets and the possibility that complying with such standards and meeting our goals may be significantly more costly than anticipated; and costs and requirements imposed as a result of maintaining compliance with the requirements of being a public company.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2023, and such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances, any change in assumptions, beliefs or expectations or any change in circumstances upon which any such forward-looking statements are based, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income (Loss)”, “Adjusted Earnings (Loss) per Share”, “Free Cash Flow”, “Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income (Loss): We define Adjusted Net Income (Loss) as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings (Loss) per Share: We define Adjusted Earnings (Loss) per Share as Adjusted Net Income (Loss) divided by the Adjusted Weighted Average Number of Common Shares Outstanding for the period.

Adjusted Weighted Average Number of Common Shares Outstanding: We define Adjusted Weighted Average Number of Common Shares Outstanding as the weighted average number of common shares outstanding used in the calculation of basic earnings per share plus shares of common stock related to the Series A Preferred Stock on an as-converted basis, assumed to be converted for the entire period. The addition of shares of common stock related to the Series A Convertible Preferred Stock on an as-converted basis reflects the dilutive impact of the potential conversion of the Series A Preferred Stock and is expected to provide comparability in future periods.

Free Cash Flow: We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to the same or other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
Chris Stoczko, VP Finance	David Freireich, VP of Communications & Public Affairs
484.567.7289	484.567.7244
IR@BrightView.com	David.Freireich@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	March 31, 2024	September 30, 2023
Assets
Current assets:
Cash and cash equivalents	$177.3	$67.0
Accounts receivable, net	420.8	442.3
Unbilled revenue	112.2	143.5
Other current assets	88.3	89.3
Total current assets	798.6	742.1
Property and equipment, net	304.0	315.2
Intangible assets, net	112.7	132.3
Goodwill	2,015.7	2,021.4
Operating lease assets	84.2	86.1
Other assets	46.4	55.1
Total assets	$3,361.6	$3,352.2
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$131.4	$136.2
Deferred revenue	103.5	68.2
Current portion of self-insurance reserves	52.6	54.8
Accrued expenses and other current liabilities	164.4	180.2
Current portion of operating lease liabilities	25.3	27.3
Total current liabilities	477.2	466.7
Long-term debt, net	880.4	888.1
Deferred tax liabilities	43.1	51.1
Self-insurance reserves	108.3	105.1
Long-term operating lease liabilities	65.2	65.1
Other liabilities	36.4	34.6
Total liabilities	1,610.6	1,610.7
Mezzanine equity:
Series A convertible preferred shares, $0.01 par value, 7% cumulative dividends; 500,000 shares issued and outstanding as of March 31, 2024 and September 30, 2023, aggregate liquidation preference of $512.0 and $503.2 as of March 31, 2024 and September 30, 2023, respectively	507.1	498.2
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of March 31, 2024 and September 30, 2023	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 107,900,000 and 106,600,000 shares issued and 94,500,000 and 93,600,000 shares outstanding as of March 31, 2024 and September 30, 2023, respectively	1.1	1.1
Treasury stock, at cost; 13,400,000 and 13,000,000 shares as of March 31, 2024 and September 30, 2023, respectively	(172.9)	(170.4)
Additional paid-in capital	1,523.4	1,530.8
Accumulated deficit	(118.0)	(135.3)
Accumulated other comprehensive income	10.3	17.1
Total stockholders’ equity	1,243.9	1,243.3
Total liabilities, mezzanine equity and stockholders’ equity	$3,361.6	$3,352.2

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
(in millions)*
Net service revenues	$672.9	$650.4	$1,299.6	$1,306.3
Cost of services provided	520.9	503.3	1,013.7	1,011.6
Gross profit	152.0	147.1	285.9	294.7
Selling, general and administrative expense	125.0	138.7	255.0	276.4
(Gain) on divestiture	(43.9)	-	(43.9)	-
Amortization expense	8.7	11.0	18.8	22.9
Income (loss) from operations	62.2	(2.6)	56.0	(4.6)
Other (income)	(0.8)	(0.6)	(1.9)	(1.4)
Interest expense, net	16.0	27.7	33.0	50.9
Income (loss) before income taxes	47.0	(29.7)	24.9	(54.1)
Income tax expense (benefit)	13.3	(7.7)	7.6	(13.2)
Net income (loss)	$33.7	$(22.0)	$17.3	$(40.9)
Less: dividends on Series A convertible preferred shares	8.9	-	17.8	-
Net income (loss) attributable to common stockholders	$24.8	$(22.0)	$(0.5)	$(40.9)
Earnings (loss) per share:
Basic and diluted earnings (loss) per share	$0.17	$(0.23)	$(0.01)	$(0.44)

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
(in millions)*
Maintenance Services	$510.5	$497.8	$952.8	$981.1
Development Services	164.4	155.6	349.7	329.9
Eliminations	(2.0)	(3.0)	(2.9)	(4.7)
Net Service Revenues	$672.9	$650.4	$1,299.6	$1,306.3
Maintenance Services	$66.5	$51.7	$108.5	$102.2
Development Services	14.4	13.1	34.0	29.6
Corporate	(16.1)	(18.0)	(31.0)	(36.5)
Adjusted EBITDA	$64.8	$46.8	$111.5	$95.3
Maintenance Services	$8.8	$12.7	$16.5	$36.7
Development Services	3.1	2.7	4.3	4.7
Corporate	0.7	0.1	1.9	1.3
Capital Expenditures	$12.6	$15.5	$22.7	$42.7

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended March 31,
	2024	2023
(in millions)*
Cash flows from operating activities:
Net income (loss)	$17.3	$(40.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	51.7	54.5
Amortization of intangible assets	18.8	22.9
Amortization of financing costs and original issue discount	1.3	1.8
Deferred taxes	(7.2)	(17.2)
Equity-based compensation	10.0	11.9
Realized (gain) on hedges	(5.6)	(4.3)
Gain on divestiture	(43.9)	—
Other non-cash activities	2.1	0.9
Change in operating assets and liabilities:
Accounts receivable	16.8	(17.2)
Unbilled and deferred revenue	67.4	37.5
Other operating assets	4.3	23.3
Accounts payable and other operating liabilities	(23.5)	(18.2)
Net cash provided by operating activities	109.5	55.0
Cash flows from investing activities:
Purchase of property and equipment	(22.7)	(42.7)
Proceeds from sale of property and equipment	2.6	3.6
Business acquisitions, net of cash acquired	—	(13.8)
Proceeds from divestiture	51.6	—
Other investing activities	0.8	1.1
Net cash provided (used) by investing activities	32.3	(51.8)
Cash flows from financing activities:
Repayments of finance lease obligations	(15.5)	(14.7)
Repayments of term loan	—	(6.0)
Repayments of receivables financing agreement	(9.5)	(279.5)
Repayments of revolving credit facility	—	(33.5)
Proceeds from receivables financing agreement, net of issuance costs	0.5	298.0
Proceeds from revolving credit facility	—	33.5
Debt issuance and prepayment costs	(0.4)	—
Proceeds from issuance of common stock, net of share issuance costs	0.6	0.7
Repurchase of common stock and distributions	(2.5)	(1.2)
Contingent business acquisition payments	(4.7)	(9.6)
Net cash (used) by financing activities	(31.5)	(12.3)
Net change in cash and cash equivalents	110.3	(9.1)
Cash and cash equivalents, beginning of period	67.0	20.1
Cash and cash equivalents, end of period	$177.3	$11.0
Supplemental Cash Flow Information:
Cash (received) paid for income taxes, net	$4.1	$(21.8)
Cash paid for interest	$35.3	$37.2
Non-cash Series A Preferred Stock dividends	$8.9	$—

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(in millions)*	2024	2023	2024	2023
Adjusted EBITDA
Net income (loss)	$33.7	$(22.0)	$17.3	$(40.9)
Plus:
Interest expense, net	16.0	27.7	33.0	50.9
Income tax expense (benefit)	13.3	(7.7)	7.6	(13.2)
Depreciation expense	26.1	27.4	51.7	54.5
Amortization expense	8.7	11.0	18.8	22.9
Business transformation and integration costs (a)	6.1	4.1	16.9	8.7
Gain on divestiture (b)	(43.9)	—	(43.9)	—
Equity-based compensation (c)	4.8	6.3	10.1	12.0
COVID-19 related expenses (d)	—	—	—	0.4
Adjusted EBITDA	$64.8	$46.8	$111.5	$95.3
Adjusted Net Income (Loss)
Net income (loss)	$33.7	$(22.0)	$17.3	$(40.9)
Plus:
Amortization expense	8.7	11.0	18.8	22.9
Business transformation and integration costs (a)	6.1	4.1	16.9	8.7
Gain on divestiture (b)	(43.9)	—	(43.9)	—
Equity-based compensation (c)	4.8	6.3	10.1	12.0
COVID-19 related expenses (d)	—	—	—	0.4
Income tax adjustment (e)	7.5	(6.1)	0.8	(11.1)
Adjusted Net Income (Loss)	$16.9	$(6.7)	$20.0	$(8.0)
Free Cash Flow
Cash flows provided by operating activities	$83.2	$84.6	$109.5	$55.0
Minus:
Capital expenditures	12.6	15.5	22.7	42.7
Plus:
Proceeds from sale of property and equipment	1.4	2.3	2.6	3.6
Free Cash Flow	$72.0	$71.4	$89.4	$15.9
Adjusted Earnings per Share
Numerator:
Adjusted Net Income (Loss)	$16.9	$(6.7)	$20.0	$(8.0)
Denominator:	—	—	—	—
Weighted average number of common shares outstanding – basic	94,436,000	93,475,000	94,210,000	93,362,000
Plus:
Dilutive impact of Series A convertible preferred stock as-converted	54,242,000	—	53,774,000	—
Adjusted weighted average number of common shares outstanding	148,678,000	93,475,000	147,984,000	93,362,000
Adjusted Earnings per Share	$0.11	$(0.07)	$0.13	$(0.09)

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)
Business transformation and integration costs consist of (i) severance and related costs; (ii) business integration costs and (iii) information technology infrastructure, transformation costs, and other.

	Three Months Ended March 31,		Six Months Ended March 31,
(in millions)*	2024	2023	2024	2023
Severance and related costs	$3.7	$1.8	$6.2	$1.9
Business integration (f)	(1.5)	—	(0.9)	2.5
IT infrastructure, transformation, and other (g)	3.9	2.3	11.6	4.3
Business transformation and integration costs	$6.1	$4.1	$16.9	$8.7

(b)
Represents the realized gain on sale and transaction related expenses related to the divestiture of U.S. Lawns on January 12, 2024.
(c)
Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding.
(d)
Represents expenses related to the Company’s response to the COVID-19 pandemic, principally temporary and incremental salary and related expenses, personal protective equipment and cleaning and supply purchases, and other.
(e)
Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax (benefit). The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Three Months Ended March 31,		Six Months Ended March 31,
(in millions)*	2024	2023	2024	2023
Tax impact of pre-tax income adjustments	$4.8	$6.8	$12.2	$12.8
Discrete tax items	(12.3)	(0.7)	(13.0)	(1.7)
Income tax adjustment	$(7.5)	$6.1	$(0.8)	$11.1

(f)
Represents isolated expenses specifically related to the integration of acquired companies such as one-time employee retention costs, employee onboarding and training costs, fleet and uniform rebranding costs, and adjustments to performance based contingent consideration. The Company excludes Business integration costs from the measures disclosed above since such expenses vary in amount due to the number of acquisitions and size of acquired companies as well as factors specific to each acquisition, and as a result lack predictability as to occurrence and/or timing, and create a lack of comparability between periods.
(g)
Represents expenses related to distinct initiatives, typically significant enterprise-wide changes. Such expenses are excluded from the measures disclosed above since such expenses vary in amount based on occurrence as well as factors specific to each of the activities, are outside of the normal operations of the business, and create a lack of comparability between periods.

Total Financial Debt and Total Net Financial Debt
(in millions)*	March 31, 2024	September 30, 2023	March 31, 2023
Long-term debt, net	$880.4	$888.1	$1,344.9

Plus:
Current portion of long term debt	—	—	12.0
Financing costs, net	5.8	6.6	9.7
Present value of net minimum payment - finance lease obligations (h)	45.0	42.8	42.7
Total Financial Debt	931.2	937.5	1,409.3
Less: Cash and cash equivalents	(177.3)	(67.0)	(11.0)
Total Net Financial Debt	$753.9	$870.5	$1,398.8
Total Net Financial Debt to Adjusted EBITDA ratio	2.4x	2.9x	5.0x

(h)
Balance is presented within Accrued expenses and other current liabilities and Other liabilities in the Consolidated Balance Sheet.

(*) Amounts may not total due to rounding.